UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2024

CARGO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41859	84-4080422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

835 Industrial Road, Suite 400

San Carlos, California 94070

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 449-8950

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CRGX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 28, 2024, CARGO Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain healthcare-focused institutional investors (the “Purchasers”). The Purchase Agreement provides for the sale and issuance by the Company of 6,471,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), $0.001 par value per share (the “Private Placement”). The closing of the Private Placement is expected to occur on May 30, 2024 (the “Closing”), subject to the satisfaction of customary closing conditions.

The gross proceeds to the Company from the Private Placement are expected to be approximately $110 million. The expected proceeds from the Private Placement, together with the Company’s existing cash and cash equivalents, are projected to extend the Company’s cash runway into 2026. The Company currently intends to use the proceeds from the Private Placement, together with its existing cash and investments, for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

The Company has agreed to prepare and file a resale registration statement with the Securities and Exchange Commission no later than the 45th calendar day following the Closing, to register the resale of the Shares, and to use its commercially reasonable efforts to cause such resale registration statement to become effective as promptly as possible thereafter. The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Jefferies LLC, TD Securities (USA) LLC and Piper Sandler & Co. are acting as joint placement agents (together, the “Placement Agents”) for the Private Placement and the Company has agreed to pay the Placement Agents customary placement fees. The Company entered into a letter agreement with the Placement Agents regarding their engagement as placement agents, pursuant to which the Placement Agents agreed to act as placement agents for the Private Placement.

Item 3.02.	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information regarding the Shares set forth under Item 1.01 of this Form 8-K is incorporated by reference in this Item 3.02. The Company issued the Shares in reliance on an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on this exemption from registration for private placements based in part on the representations made by the Purchasers, including the representations with respect to each Purchaser’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and each Purchaser’s investment intent. The offer and sale of the Shares has not been registered under the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Form of Securities Purchase Agreement, dated May 28, 2024, by and among the Company and the Purchasers.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “suggest,” “target,” “on track,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this Current Report on Form 8-K are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: the expected closing date of the private placement; cash operating runway; and the intended use of proceeds. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the company makes in this Current Report on Form 8-K are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this Current Report on Form 8-K. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2024		CARGO Therapeutics, Inc.

	By:	/s/ Gina Chapman
Gina Chapman
President and Chief Executive Officer